EFFECTIVE PROFITABLE SOFTWARE, INC.

Letter of Intent

July 10, 2008

Money4Gold, Inc.
595 South Federal Highway, Suite 600
Boca Raton, FL 33432

Gentlemen:

    This Letter of Intent outlines our mutual understanding of certain basic terms regarding a series of transactions described herein (collectively, the “Transactions”) involving Money4Gold, Inc. (“Money4Gold”), Effective Profitable Software, Inc. (the "Company” or “EPS”) and (in certain cases) certain other parties.  This Letter of Intent does not constitute a legally binding obligation or commitment of Money4Gold or the Company with respect to any matter provided for or contemplated herein (except as otherwise provided herein), and this Letter of Intent is subject to the execution and delivery of definitive documents with respect to all matters pertaining to the Transactions.

1. Definitive Documentation.  Promptly after the execution of this Letter of Intent, Money4Gold and the Company shall commence the negotiation and preparation of definitive documentation (the "Definitive Documentation"), providing for or effecting the Transactions, in forms mutually satisfactory to them, containing definitive terms, provisions, and conditions for the Transactions.  The Definitive Documentation shall contain terms, provisions and conditions reflecting the following:

a. Until the Closing, the Company shall maintain accurate and current filings with the Securities and Exchange Commission.  The Company shall maintain listing for its common stock on the over the counter bulletin board.

b. Prior to the Closing Money4Gold shall deliver to the Company financial statements including a balance sheet, statement of operations, statement of cash flow and statement of shareholders’ equity, prepared by an independent auditor in compliance with U.S. GAAP (“Audited Financial Statements”). The independent auditor shall be registered with the Public Company Accounting Oversight Board (PCAOB) and performs audits of publicly-held companies in accordance with guidelines established by the SEC and the PCAOB.

c. At Closing, Money4Gold and the Company shall enter into an agreement (the “Acquisition Agreement”) whereby the Company will acquire 100% equity ownership interest in Money4Gold.  As consideration, the Company shall issue Money4Gold’s shareholders one share of EPS stock for each share of Money4Gold stock.  The details will be negotiated upon the completion of the definitive purchase agreement.

d. The Definitive Documentation shall contain customary representations, warranties and indemnities made by significant shareholders of Money4Gold and the Company as agreed upon by Money4Gold, the Company and such shareholders.

2. Latest Closing Date.  Money4Gold and the Company agree to cooperate with each other fully, in good faith, and with the view of obtaining all necessary consents, executing and delivering the Definitive Documentation, and effecting the closing of the Transactions (the “Closing”) as soon as possible but at least by August 15, 2008 (the "Latest Closing Date"), provided the requisite financial statements are completed.

3. Due Diligence.  Each of Money4Gold and the Company agree to (a) give to the other party and its authorized representatives such access during regular business hours to the covenanting party’s books, records, properties, personnel and to such other information as the other party reasonably requests and shall instruct the covenanting party’s independent public accountants to provide access to their work papers and such other information as the other party may reasonably request, and (b) cause its officers to furnish the other party with such financial and operating data and other information with respect to the business and properties of the covenanting party as the other party may reasonably request.  Each party’s obligation to complete the Transactions is expressly conditioned upon the receipt of information regarding the other party as such first party may request and upon such first party’s approval of all such information.  If either of the party finds any such information unacceptable for any reason, such party may elect not to enter into the Definitive Documentation or to consummate the Transactions.

4. Confidentiality.  Neither party shall disclose to any third person (other than its accountants, attorneys, consultants, employees, agents and other representatives for purposes of evaluating the Transactions), except as may be required by applicable law, any information obtained pursuant to this Letter of Intent or otherwise in contemplation of the Transactions at any time, unless such information is otherwise already known by the party or is generally available to the public, or hereafter is disclosed to the party by a person who did not have an obligation not to disclose such information or hereafter becomes generally available to the public.  In the event that the Transactions are not consummated by the Latest Closing Date as it may be hereafter extended, each party shall promptly return all nonpublic information, documents and other written information containing information obtained pursuant to this Letter of Intent, including any item obtained in any investigation permitted pursuant to this Letter of Intent, and any copies thereof.  Each party shall require its accountants, attorneys, consultants, employees, agents and other representatives not to disclose such information, unless required by applicable law.

5. Conduct of Business.  After the date hereof and until the closing or the abandonment of the Transactions, Money4Gold shall conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to keep its assets in good repair and working order except for ordinary wear and tear, maintain any existing insurance on the assets, and preserve intact the business of Money4Gold.

Without limiting the generality of the foregoing, after the date hereof and until the closing or the abandonment of the Transactions, Money4Gold shall not (a) make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities, other than acquisitions in the ordinary course consistent with past practice; (b) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice; (c) enter into any material contract other than in the ordinary course of business or agree to any release or relinquishment of any material contract rights; (d) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice; or (e) agree in writing or otherwise to take any of the foregoing actions.

6. Other Negotiations.  Each of the Company and Money4Gold agrees that it shall not, directly or indirectly, and shall instruct its officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, until the Latest Closing Date or the indication by the Company or indication by Money4Gold that it no longer desires to pursue the Transactions, solicit or initiate any proposals or offers from any person relating to any acquisition, purchase or sale of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Company or Money4Gold.

7. Conditions Precedent to Closing.  The Definitive Documentation shall provide that the Transactions are expressly conditioned upon the following:

a. EPS shall have been formed in accordance with the related provisions set forth above, and the satisfaction of the liabilities of the Company shall have been satisfied and or converted into shares of common stock of the Company (as described in Section 1(g) above); and

b. Money4Gold shall have delivered Audited Financial Statements, as described in Section 1 (f).

c. The Acquisition Agreement shall have been prepared and executed;

d. The Company shall have satisfied all of its periodic reporting requirements with the Securities and Exchange Commission through the date of the Acquisition, and the Company shall deliver to Money4Gold all necessary materials, financial and otherwise in order to continue and maintain accurate records and filings with the Securities and Exchange Commission.  The Company will work with the SEC approved auditor identified by Money4Gold to coordinate filing of a Form 8/K and Form 8/KA, the Company will direct current financial representatives to prepare a copy of all current financial records; and the Company will direct current financial representatives to issue letter expressing satisfaction of all filings to be included in 8K; and

e. The legal research and analysis as to the availability and anticipated perfection of exemptions from all applicable Federal and state securities offering registration requirements relating to the issuance of the Acquisition Consideration shall have been completed and shall be satisfactory to the Company in its sole discretion; and

f. All third party and other consents required for the Acquisition shall have been obtained; and

g. The Acquisition shall have been approved by all necessary entity action on the part of Money4Gold, the Company and any subsidiary in accordance with all applicable law; and

h. No action, suit or proceeding shall have been instituted or, to the knowledge of the parties, be pending or threatened before any court or other governmental body by any public agency or governmental authority seeking to restrain, enjoin or prohibit the Acquisition or to seek damages or other relief in connection therewith against any member of management of either Money4Gold or the Company; and

i. Each party shall have satisfied its obligations under Paragraph 3, 4, 5 and 6 above; and

j. The business, legal, technical and financial due diligence of the business of Money4Gold shall have been completed and shall be satisfactory to the Company in its sole discretion; and

k. There shall not have been any material adverse change in the financial condition, operations, business prospects, employee relations, customer relations, assets, liabilities (accrued, absolute, contingent, or otherwise) or income of Money4Gold, or the business of Money4Gold;

l. No action, suit or proceeding shall have been instituted or, to the knowledge of the parties, be pending or threatened before any court or other governmental body by any private party, public agency or governmental authority seeking to restrain, enjoin or prohibit the Acquisition or to seek damages or other relief in connection therewith against any member of management of either Money4Gold or the Company.  The Company shall indemnify Money4Gold against potential litigation arising from activities prior to the Acquisition, and Money4Gold shall indemnify the Company against potential litigation arising from activities prior to the Acquisitions; and

m. Expenses.  Each party shall be responsible for its own attorney fees and other costs and expenses, anticipated or otherwise, relating to preparing the Definitive Documentation.

8. Governing Law.  THIS LETTER OF INTENT AND THE DEFINITIVE DOCUMENTATION SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

9. Termination.  Except with respect to the provisions of Paragraphs 3, 4, 5, 6, 8, and 9 hereof, either party hereto may terminate this Letter of Intent prior to the consummation of the Acquisition by giving written notice to the other of the notifying party's desire to terminate this Letter of Intent, and thereafter this Letter of Intent shall have no force and effect and the parties shall have no further obligations hereunder.

If this letter accurately reflects our agreements and understandings with respect to the proposed Merger, please confirm this by signing and returning the enclosed counterpart copy of this letter to the undersigned.

Very truly yours,

Effective Profitable Software, Inc. /s/ Gary Moore [sign name] Gary Moore [print name] President [title] July 10, 2008 [date]	Money4Gold, Inc. /s/ Daniel Brauser [sign name] Daniel Brauser [print name] President [title] July 10, 2008 [date]